CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Investment Securities Funds (Invesco Investment Securities Funds) of our reports dated April 29, 2019, relating to the financial statements and financial highlights, which appear in Invesco Corporate Bond Fund, Invesco Global Real Estate Fund, Invesco Government Money Market Fund, Invesco High Yield Fund, Invesco Income Fund (formerly Invesco U.S. Government Fund), Invesco Real Estate Fund, Invesco Short Duration Inflation Protected Fund and Invesco Short Term Bond Fund’s Annual Reports on Form N-CSR for the year ended February 28, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas
June 25, 2019